Exhibit 99.1

Contacts:
Patriot Bank, N.A.	Richard Muskus	Joseph Perillo	Michael Carrazza
900 Bedford Street	President	Chief Financial Officer	CEO and Chairman
Stamford, CT 06901	203-252-5939	203-252-5954	203-251-8230
www.BankPatriot.com

Patriot National Bancorp Net Income Breaks $1 Million Milestone

in the Third Quarter; Declares Quarterly Dividend

- - - - -

Efforts yield significant 26% earnings climb, while assets increase to $826 million.

CEO says, “We can do even better!”

STAMFORD, CT – October 31, 2017 (GLOBE NEWSWIRE) – Patriot National Bancorp, Inc. (“Patriot”, “Bancorp”) (NASDAQ: PNBK), the parent company of Patriot Bank, N.A. (the “Bank”), today announced another milestone achievement with quarterly pre-tax earnings of $1.7 million and quarterly net income exceeding $1.0 million, or $0.26 per fully diluted share.

The $1 million net income compares to net income of $804 thousand, $0.21 per fully diluted share, in the second quarter of 2017 and $814 thousand, $0.21 per share, for the same quarter a year ago. For the nine months ended September 30, 2017 net income was $3.5 million, or $0.91 per diluted share, compared with $885 thousand, or $0.22 per fully diluted share, for the corresponding 2016 period.

Patriot Bank’s deposits continued to rise and are now up 28% year-over-year, with loan growth of 5% for the quarter and 27% from the year prior, fueling a strong growth in net interest income. Net interest income climbed 23% from the corresponding 2016 period and for 2017 is 14% higher than in the nine-month period ending September 30, 2016.

In addition to the announcement of quarterly earnings, Patriot also announced today the declaration of its second consecutive quarterly dividend of $0.01 per fully diluted share. The record date for this quarterly dividend will be October 29, 2017, with a dividend payment date of November 10, 2017.

CEO Michael Carrazza stated: “This quarter’s milestone is further confirmation of the steady progress we expect to achieve from the operational disciplines put in place and management’s focus on growth and value accretion. While pleased in reaching these milestones, content we are not. Internal mandates have been set to materially beat third quarter performance and further enhance key operating metrics in the fourth quarter. The expected closing of our acquisition of Prime Bank will further add to our earnings momentum.”

Announced last week, Prime Bank shareholders voted in favor of its merger with Patriot. As of June 30, 2017, Prime had approximately $73 million in total assets, $56 million in deposits and $28 million in total loans. Closing is pending receipt of regulatory approvals, which is targeted before year-end.

Richard Muskus, Patriot’s President added, “We have created greater capacity to build a high quality loan portfolio, achieve critical mass in attractive product lines and enhance service offerings to our customers. These are the primary areas of focus and will continue to add to our profitability and franchise value.”

The comparative results for the first nine months of 2016 and 2017 include the impact of a troubled loan that was ultimately resolved. In the second quarter of 2016, the Bank recorded a significant loan loss provision, but aggressively worked towards a recovery, which was successfully accomplished in the first quarter of 2017.

Excluding the impact of the loan loss provision, which primarily consisted of losses and recoveries related to this loan, net income for the nine-month period ending September 30, 2017 was 30% higher than the same period in 2016. These results are the by-product of aggressive value-enhancing strategies that have been underway over the past year.

The strong earnings performance is attributable to significant loan growth, while operating expenses have remained under tight control.

In the year since September 30, 2016, total assets increased by $144 million (21%), up from $682 million. Loans totaled $710 million as of September 30, 2017, up 5% from the $679 million reported June 30, 2017, and up 27% from the $560 million reported September 30, 2016.

Deposits increased during the quarter to $605 million and were up 28% year-over-year as compared with $471 million at the end of the third quarter of 2016. Deposit growth remains a key initiative to keep pace with Patriot’s overall growth prospects.

Net interest income was $7.1 million in the quarter, up 12% from the second quarter 2017 and up 23% from the corresponding 2016 period. Net interest income of $18.9 million in the year-to-date period was 14% higher than the $16.5 million in the nine month period ending September 30, 2016. Net interest margin was 3.65% for the quarter and 3.59% for the 2017 year-to-date period, as compared to 3.61 % in the prior quarter and 3.79% in the first nine months of 2016.

The provision for loan losses in the quarter was $545 thousand, reflecting the growth in loans with overall credit quality remaining strong. The year-to-date credit in the provision of $944 thousand reflects the previously noted recovery. The provision for loan losses was $355 thousand in the third quarter of 2016 and $2.3 million for the nine months ended September 30, 2016.

Non-interest income was $386 thousand in the quarter, 10% higher than the prior quarter. Year-to-date non-interest income of $1 million was 15% lower than the prior year, primarily due to the loss on security sales of $78 thousand recognized in the first quarter, as the portfolio was intentionally re-positioned to provide future enhancements to profitability.

Non-interest expense increased 4%, over the prior quarter and year-to-date non-interest expenses increased 7% over the same period in 2016.

As of September 30, 2017 shareholders’ equity was $66.3 million, an increase of $3.7 million from a year ago. The Company’s book value per share increased to $17.02 at September 30, 2017 as compared to $15.80 a year ago.

The Bank’s capital ratios continue to be strong, as the Bank maintained its “well capitalized” regulatory status. As of September 30, 2017, Tier 1 leverage ratio was 9.57%, Tier 1 risk based capital was 10.69% and total risk based capital was 11.55%.

* * * * *

About the Company

Patriot National Bancorp, Inc. is headquartered in Stamford, Connecticut and the Bank has full service branches in Connecticut and New York.

Since opening its doors in 1994, the Company’s mission has been to serve our local communities by helping our neighbors and neighborhood businesses thrive. All lending is handled locally and is specific to each borrower, and the commitment to local businesses goes further to connect, support and grow businesses in both the for-profit and nonprofit sectors, along with municipalities. Patriot believes a well-connected community is a strong community—and that together, all will prosper.

“Safe Harbor” Statement Under Private Securities Litigation Reform Act of 1995

Certain statements contained in Bancorp’s public statements, including this one, may be forward looking and subject to a variety of risks and uncertainties. These factors include, but are not limited to, (1) changes in prevailing interest rates which would affect the interest earned on Bancorp’s interest earning assets and the interest paid on its interest bearing liabilities, (2) the timing of repricing of Bancorp’s interest earning assets and interest bearing liabilities, (3) the effect of changes in governmental monetary policy, (4) the components of Bancorp’s periodic earnings and assets, (5) the fact that certain of the income recognized by Bancorp in any quarter may not be repeated in future periods, (6) the effect of changes in regulations applicable to Bancorp and the Bank and the conduct of its business, (7) changes in competition among financial service companies, including possible further encroachment of non-banks on services traditionally provided by banks, (8) the ability of competitors that are larger than Bancorp to provide products and services which it is impracticable for Bancorp to provide, (9) the state of the economy and real estate values in Bancorp’s market areas, and the consequent effect on the quality of Bancorp’s loans, (10) recent governmental initiatives that are expected to have a profound effect on the financial services industry and could dramatically change the competitive environment of the Company, (11) other legislative or regulatory changes, including those related to residential mortgages, changes in accounting standards, and Federal Deposit Insurance Corporation (“FDIC”) premiums that may adversely affect the Company, (12) the application of generally accepted accounting principles, consistently applied, (13) the fact that one period of reported results may not be indicative of future periods, (14) the state of the economy in the greater New York metropolitan area and its particular effect on the Company’s customers, vendors and communities and other such factors, including risk factors, as may be described in Bancorp’s other filings with the SEC.

PATRIOT NATIONAL BANCORP, INC. CONSOLIDATED BALANCE SHEETS (Unaudited) Dollars in thousands
	September, 30	June 30,	September 30,
	2017	2017	2016

Assets

Noninterest bearing deposits and cash	$3,337	$3,210	$2,479
Interest bearing deposits	25,075	7,633	43,035
Total cash and cash equivalents	28,412	10,843	45,514

Securities-available for sale	29,586	24,981	23,374
Other investments	4,450	4,450	4,450
Total investment securities	34,036	29,431	27,824

FRB & FHLB stock	8,813	8,257	7,818

Gross loans	710,118	679,088	560,150
Allowance for loan losses	(6,222)	(5,944)	(7,328)
Net loans	703,896	673,144	552,822

Accrued interest and dividends receivable	3,501	3,208	2,308
Premises and equipment, net	34,713	34,471	30,850
Other real estate owned	851	851	851
Deferred tax asset, net	10,686	11,212	13,340
Other assets	1,823	2,003	1,589
Total Assets	$826,731	$773,420	$682,916

Liabilities and Shareholders' Equity

Deposits
Noninterest bearing deposits	$76,875	$77,778	$77,289
Interest bearing deposits	528,539	484,261	393,881
	605,414	562,039	471,170
FHLB advances	130,000	120,000	135,000
Note Payable - long term senior debt	11,684	11,666	-
Subordinated debt	8,085	8,082	8,078
Note Payable	1,627	1,675	1,815
Mortgage escrow deposits	1,799	3,111	1,478
Accrued expenses and other liabilities	1,812	1,547	2,793
Total Liabilities	760,421	708,120	620,334

Common stock	40	40	40
Treasury stock	(1,179)	(1,177)	(167)
Additional paid-in capital	106,834	106,797	106,694
Accumulated deficit	(39,394)	(40,368)	(43,947)
Accumulated other comprehensive gain (loss)	9	8	(38)
Total Shareholders' Equity	66,310	65,300	62,582

Total Liabilities and Shareholders' Equity	$826,731	$773,420	$682,916

PATRIOT NATIONAL BANCORP, INC. STATEMENTS OF OPERATIONS (Unaudited)
Dollars in thousands, except per share data

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2017	2017	2016	2017	2016

Interest and dividend income
Interest and fees on loans	$8,522	$7,591	6,188	$22,720	$17,811
Interest on investment securities	275	242	131	688	405
Dividends on investment securities	105	93	88	280	264
Other interest income	65	19	25	148	94
Total interest and dividend income	8,967	7,945	6,432	23,836	18,574

Interest expense
Interest on deposits	1,339	1,129	549	3,457	1,518
Interest on Federal Home Loan Bank borrowings	248	183	73	509	258
Interest on Note Payable - long term senior debt	229	228	-	686	-
Interest on subordinated debt	92	89	85	266	250
Interest on other borrowings	7	8	9	24	25
Total interest expense	1,915	1,637	716	4,942	2,051

Net interest income	7,052	6,308	5,716	18,894	16,523

Provision (credit) for loan losses	545	260	355	(944)	2,314

Net interest income after (credit) provision for loan losses	6,507	6,048	5,361	19,838	14,209

Non-interest income
Loan application, inspection and processing fees	25	15	64	61	152
Fees and service charges	149	146	150	444	451
Rental Income	117	91	104	302	311
Loss on sale of investment securities	-	-	-	(78)	-
Other income	95	97	94	283	273
Total non-interest income	386	349	412	1,012	1,187

Non-interest expense
Salaries and benefits	2,741	2,497	2,169	7,668	7,334
Occupancy and equipment expense	796	807	783	2,378	2,313
Data processing	340	326	288	786	814
Professional services and other outside services	449	550	409	1,651	1,182
Advertising and promotional expenses	81	111	128	266	341
Loan administration and processing expenses	22	14	14	45	30
Regulatory assessments	230	163	159	572	453
Insurance expense	66	56	57	181	168
Material and communications	97	103	106	287	314
Other operating expenses	400	387	328	1,096	992
Total non-interest expense	5,222	5,014	4,441	14,930	13,941

Income before income taxes	1,671	1,383	1,332	5,920	1,455
Expense for Income taxes	658	579	518	2,373	570
Net income	$1,013	$804	$814	$3,547	$885

Basic income per share	$0.26	$0.21	$0.21	$0.91	$0.22
Diluted income per share	$0.26	$0.21	$0.21	$0.91	$0.22

PATRIOT NATIONAL BANCORP, INC.

FINANCIAL RATIOS AND OTHER DATA

(Unaudited)

Dollars in thousands, except shares outstanding and per share data

	Quarter Ended
	September 30, 2017	June 30, 2017	September 30, 2016
Quarterly Performance Data:
Net Income	$1,013	$804	$814
Return on Average Assets	0.49%	0.43%	0.51%
Return on Average Equity	6.05%	4.95%	5.17%
Net Interest Margin	3.65%	3.61%	3.85%
Efficiency Ratio	70%	75%	72%
Qtr % increase loans	5%	8%	6%
Qtr % increase deposits	8%	0%	6%

Asset Quality:
Nonaccrual loans	$2,051	$1,859	$4,751
Other real estate owned	851	851	851
Total nonperforming assets	$2,902	$2,710	$5,602

Nonaccrual loans / loans	0.29%	0.27%	0.85%
Nonperforming assets / assets	0.35%	0.35%	0.82%
Allowance for loan losses	$6,222	$5,944	$7,328
Allowance for loan losses / loans	0.88%	0.88%	1.31%
Allowance / nonaccrual loans	303.4%	319.7%	154.2%
Gross loan charge-offs for the quarter	$275	$13	$238
Gross loan (recoveries) for the quarter	$(8)	$-	$(2)
Net loan charge-offs (recoveries) for the quarter	$267	$13	$236

Capital Data and Capital Ratios
Book value per share (1)	$17.02	$16.77	$15.80
Shares outstanding	3,895,720	3,894,128	3,959,903
Bank Capital Ratios:
Leverage Ratio	9.57%	9.97%	9.68%
Tier 1 Capital	10.69%	10.73%	10.34%
Total Risk Based Capital	11.55%	11.59%	11.59%

(1) Book value per share represents shareholders' equity divided by outstanding shares.

Reconciliation Table, Non-GAAP to GAAP:

Patriot Bancorp believes that the Net Income Excluding Loan Loss Provision is useful in the assessment of financial performance because it negates the impart of loan losses and recoveries associated with the settlement of a single troubled loan.

	Quarter Ended			Nine Months Ended September 30,
Net Income excluding Loan Loss Provision	September 30, 2017	June 30, 2017	September 30, 2016	2017	2016
Net Income reported	$1,013	$804	$814	$3,547	$885
Tax Provision (Benefit)	$658	$579	$518	$2,373	$570
Loan Loss Provision	$545	$260	$355	$(944)	$2,314
Effective tax rate	39.38%	41.87%	38.89%	40.08%	39.18%

Pre-Tax Income Reported	$1,671	$1,383	$1,332	$5,920	$1,455
Pre-tax Income excluding loan loss provision	$2,216	$1,643	$1,687	$4,976	$3,769
Net Income excluding loan loss provision	$1,343	$955	$1,031	$2,981	$2,292